Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioSource International Inc.:

We consent to incorporation by reference in the registration statement (No. 33-91838) on Form S-8 of BioSource International, Inc. of our report dated February 25, 2005, except for note 12 which is as of June 20, 2005, with respect to the consolidated balance sheets of BioSource International, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004 and related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K/A Amendment No. 2 of BioSource International, Inc. Our report refers to a restatement of the financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004.  Our report also refers to the change of accounting method for goodwill and other intangible assets.

KPMG LLP

Los Angeles, California

June 27, 2005